Exhibit 10.28

AMENDMENT NO. 3 TO REVOLVING CREDIT AGREEMENT

This Amendment No. 3 to Revolving Credit Agreement (“Amendment”) dated as of March 28, 2011, by and among the financial institutions signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, and Software Brokers of America, Inc. (“Borrower”).

RECITALS

A. Borrower, Agent and Lenders entered into that certain Revolving Credit Agreement dated as of December 22, 2009, as previously amended (“Agreement”).

B. The parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, the parties agree that the Agreement is amended as follows:

1. On the Third Amendment Effective Date, the Revolving Credit Aggregate Commitment shall be reduced by $5,000,000 to Twenty Five Million Dollars ($25,000,000) in accordance with the terms and conditions of Section 2.11 of the Agreement. On the Third Amendment Effective Date, (i) Borrower shall pay to Agent for distribution to the Comerica Bank, as the sole Revolving Credit Lender the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; and (ii) Borrower shall prepay in accordance with the terms of the Agreement the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 of the Agreement) outstanding under the Agreement, plus the Letter of Credit Obligations, exceeds $25,000,000, together with interest thereon to Third Amendment Effective Date.

2. On the Third Amendment Effective Date. the following definitions are added to Section 1.1 of the Agreement:

“‘Affiliate Guarantor’ shall mean Intcomex Latin America Finance Corp, an entity organized under the laws of the Cayman Islands.”

“‘Affiliate Guaranty” shall mean the guaranty agreement executed and delivered by the Affiliate Guarantor after the date hereof in accordance with Section 7.18 of this Agreement, guarantying payment of the Indebtedness, in form and substance satisfactory to Agent and its counsel, including, without limitation, its Cayman Island counsel, which shall include the covenants set forth in Section 8.16 of this Agreement, as such guaranty agreement may be amended, restated or otherwise modified from time to time.”

“‘Affiliate Security Agreement” shall mean a security or pledge agreement executed and delivered by the Affiliate Guarantor after the date hereof in accordance with Section 7.18 of this Agreement, granting Agent a lien on all of the personal property of the Affiliate Guarantor, in form and substance satisfactory to Agent and its counsel, including, without limitation, its Cayman Island counsel, as such security or pledge agreement may be amended, restated or otherwise modified from time to time.”

3. On the Third Amendment Effective Date, the following definitions set forth in Section 1.1 of the Agreement shall be amended to read as follows:

“‘Applicable Measuring Period’ shall mean (a) as used in the definition of “Consolidated Fixed Charge Coverage Ratio”, (i) through and including the fiscal quarter ending December 31, 2011, the period of time commencing on January 1, 2011 through and including the last day of the applicable fiscal quarter, and (ii) thereafter, the period of four consecutive fiscal quarters ending on the last day of the applicable fiscal quarter, and (b) for purposes of calculating the minimum Consolidated Net Income under Section 7.9(c), (i) through and including the fiscal quarter ending December 31, 2011, the period of time commencing on January 1, 2011 through and including the last day of the applicable fiscal quarter, and (ii) thereafter, the period of four consecutive fiscal quarters ending on the last day of the applicable fiscal quarter.”

“‘Collateral Documents” shall mean the Security Agreement, the Trademark Security Agreement, the Account Control Agreements, the Collateral Access Agreements, the Affiliate Security Agreement, and all other security documents (and any joinders thereto) executed by Borrower, any Subsidiary Guarantor or the Affiliate Guarantor in favor of the Agent on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“‘Consolidated Tangible Net Worth’ shall mean, as of any date of determination, (i) the Consolidated total assets of Borrower, Borrower’s Subsidiaries and the Affiliate Guarantor at such date (excluding all amounts owing to Borrower, any of its Subsidiaries or the Affiliate Guarantor by officers, directors, shareholders and other Affiliates (other than Included Affiliate Trade Receivables, which shall be included for purposes of calculating such assets) and all patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of Borrower, Borrower’s Subsidiaries and the Affiliate Guarantor at such date, after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization)) less (ii) the Consolidated total liabilities of Borrower, Borrower’s Subsidiaries and the Affiliate Guarantor at such date, all as determined in accordance with GAAP.”

“‘Guarantor(s)’ shall mean, collectively, each Subsidiary Guarantor, Intcomex and the Affiliate Guarantor.”

“Guaranty’ shall mean, collectively, the Intcomex Guaranty, the Subsidiary Guaranty, and the Affiliate Guaranty, in each case as amended, restated or otherwise modified from time to time.”

“‘Revolving Credit Aggregate Commitment’ shall mean Twenty Five Million Dollars ($25,000,000), subject to reduction or termination under Section 2.11 or 9.2 hereof.”

4. On the Third Amendment Effective Date, Section 7.9(a) of the Agreement is amended to read as follows:

“‘(a) Maintain as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending March 31, 2011, a Consolidated Total Leverage Ratio of not greater than the ratio set forth below opposite the applicable fiscal quarter:

Fiscal Quarters Ending:	Ratio
March 31, 2011 and June 30, 2011	5.00 to 1.00
September 30, 2011 and December 31, 2011	4.50 to 1.00
March 31, 2012 and each fiscal quarter ending thereafter	4.00 to 1.00”

5. On the Third Amendment Effective Date, Section 7.9(c) of the Agreement is amended to read as follows:

“(c) Maintain as of the end of each fiscal quarter of Intcomex, commencing with the fiscal quarter ending March 31, 2011, on a year-to-date basis through December 31, 2011, and on a rolling four-quarter basis thereafter, Consolidated Net Income for Intcomex and its Subsidiaries for the Applicable Measuring Period of not less than the amount set forth below opposite the applicable fiscal quarter:

Fiscal Quarters Ending:	Amount
March 31, 2011	($2,500,000)
June 30, 2011	($2,000,000)
September 30, 2011	($1,500,000)
December 31, 2011	($1,000,000)
March 31, 2012	($500,000)
June 30, 2012 and the last day of each fiscal quarter thereafter	$0”

6. On the Third Amendment Effective Date, Section 7.18 is added to the Agreement to read as follows:

“7.18 Affiliate Guaranty. On or before May 31, 2011, (a) furnish or cause to be furnished to Agent (i) the Affiliate Guaranty duly executed by the Affiliate Guarantor, (ii) the Affiliate Security Agreement duly executed by the Affiliate Guarantor, and (iii) evidence satisfactory to Agent that the Affiliate Guaranty and Affiliate Security Agreement have been duly authorized, executed and delivered by all the Affiliate Guarantor, and (b) cause the Affiliate Guarantor to take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of the Affiliate Guarantor described in the Affiliate Security Agreement, subject only to the Liens permitted pursuant to Section 8.2 of this Agreement.”

7. On the Third Amendment Effective Date, Section 8.16 is added to the Agreement to read as follows:

“8.16 Restrictions on Affiliate Guarantor.

“(a)	Permit or allow the Affiliate Guarantor to create, incur, assume or suffer to exist any Debt, except:

“(i)	The Affiliate Guaranty and Debt in favor of the Lenders; and

“(ii)	Debt existing on March 28, 2011 and set forth in Schedule 8.16 attached hereto and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on March 28, 2011 (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on March 16, 2011, and shall otherwise be in compliance with this Agreement, and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt;

“(b)	Permit or allow the Affiliate Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

“(i)	Permitted Liens; and

“(ii)	Liens created pursuant to the Loan Documents.”

8. On the Third Amendment Effective Date, Subsections (b), (d), (e), (f), (g), (h) and (i) of Section 9.1 of the Agreement are amended to read as follows:

“(b)	non-payment of any other amounts due and owing by Borrower under this Agreement or by Intcomex, Borrower, Affiliate Guarantor, or any Subsidiary Guarantor under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after the same is due and payable;”

*    *    *

“(d)	default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by Borrower, any Subsidiary Guarantor, Affiliate Guarantor or Intcomex and continuance thereof for a period of thirty (30) consecutive days;”

“(e)	any representation or warranty made by Intcomex, Borrower, Affiliate Guarantor or any Subsidiary Guarantor herein or under any other Loan Document, as applicable, or in any certificate, instrument or other document submitted pursuant hereto or pursuant to such other Loan Document, as applicable, proves untrue or misleading in any material adverse respect when made;”

“(f)	(i) default in the payment of any obligation of Intcomex to Agent or any Lender (taking into account applicable periods of notice and cure, if any); (ii) default by Borrower, Affiliate Guarantor or any Subsidiary in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of Borrower, Affiliate Guarantor or any Subsidiary in excess of Two Hundred Fifty Thousand Dollars ($250,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of Borrower, Affiliate Guarantor or any Subsidiary with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Two Hundred Fifty Thousand Dollars ($250,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and for which the holder or holders thereto has accelerated such other indebtedness for borrowed money, or required the prepayment, repurchase, redemption or defeasance of such indebtedness;”

“(g)	the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of Five Hundred Fifty Thousand Dollars ($550,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against Borrower, Affiliate Guarantor or any Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;”

“(h)	the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of Borrower, Affiliate Guarantor or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by Borrower, Affiliate Guarantor or any Subsidiary from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;”

“(i)	except as expressly permitted under this Agreement, Intcomex or Borrower, Affiliate Guarantor or any Subsidiary shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of Intcomex, Affiliate Guarantor, Borrower or any Subsidiary; or if Intcomex, Affiliate Guarantor, Borrower or any Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by Intcomex, Affiliate Guarantor, Borrower or a Subsidiary, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Intcomex, Affiliate Guarantor, Borrower or the applicable Subsidiary) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of Intcomex, Affiliate Guarantor, Borrower or any Subsidiary and shall not have been reversed or dismissed within sixty (60) days;”

9. On the Third Amendment Effective Date, Schedule 8.16 is added to the Agreement to read in the form of Schedule 8.16 annexed hereto.

10. Each of the undersigned Lenders hereby acknowledges and agrees that, as of the Third Amendment Effective Date, after giving effect to the $5,000,000 reduction in the Revolving Credit Aggregate Commitment, the Percentages and allocations of each Lender under the Revolving Credit shall be as set forth in the attached revised Schedule 1.1.

11. This Third Amendment shall become effective (according to the terms hereof) on the date (the “Third Amendment Effective Date”) that the following conditions have been fully satisfied by Borrower:

a.	Agent shall have received via facsimile (followed by the prompt delivery of original signatures) counterpart originals of this Third Amendment and the other loan documents listed on the closing agenda annexed hereto, in each case duly executed and delivered by the parties thereto; and

b.	Borrower shall have paid to the Agent, for distribution to each Lender (on a pro rata basis) that approved and executed this Third Amendment (“Approving Lender”), a nonrefundable amendment fee of $15,000, and to the Agent all fees and other amounts, if any, that are due and owing to the Agent as of the Third Amendment Effective Date.

12. Borrower hereby represents and warrants that, after giving effect to the amendments to the Agreement contained herein and any contemporaneous waiver of Events of

Default by Bank, (a) the execution and delivery of this Third Amendment are Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Third Amendment, of any governmental body, agency or authority, and this Third Amendment and the Agreement (as amended herein) will constitute the valid and binding obligations of Borrower, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Sections 6.1 through 6.25 inclusive, of the Agreement are true and correct in all material respects on and as of the date hereof (other than any representation or warranty that expressly speaks only as of a certain date), and (c) as of the Third Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

13. Borrower and Lenders each hereby ratify and confirm their respective obligations under the Agreement, as amended by this Third Amendment and agree that the Agreement hereby remains in full force and effect after giving effect to this Third Amendment and that, upon such effectiveness, all references in such Loan Documents to the “Credit Agreement” shall be references to the Agreement as amended by this Third Amendment.

14. Except as specifically set forth above, this Third Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Agreement or any of the Notes issued thereunder, or to constitute a waiver by the Lenders or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

15. Unless otherwise defined to the contrary herein, all capitalized terms used in this Third Amendment shall have the meaning set forth in the Agreement.

16. This Third Amendment may be executed in counterpart in accordance with Section 13.9 of the Agreement.

17. This Third Amendment shall be construed in accordance with and governed by the laws of the State of Michigan, without giving effect to principles of conflict of laws.

18. As a condition of the above amendments, Borrower waives, discharges, and forever releases Agent, Lenders and their respective employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Borrower has or may have had at any time up through, and including, the date of this Third Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to Borrower or whether any such claims, causes of action, allegations or assertions arose as a result of Agent’s or such Lender’s actions or omissions in connection with the Agreement, including any amendments, or modifications thereto, or otherwise.

19. This Amendment may be signed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

20. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given such terms in the Agreement.

[the rest of this page intentionally left blank]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Administrative Agent		SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Justin R. Milligan	By:	/s/ Michael Shalom
Justin R. Milligan
Its:	Vice President	Its:	Vice President

COMERICA BANK, as a Lender, as Issuing Lender and as Swing Line Lender

By:	/s/ Justin R. Milligan
Justin R. Milligan
Its:	Vice President

[continued on next page]

Acknowledged by the undersigned Guarantors:

INTCOMEX, INC.

By:	/s/ Russell A. Olson
Its:	Chief Financial Officer

NEXXT SOLUTIONS LLC

By:	/s/ Naftali Mizrachi
Its:	Manager

FORZA POWER TECHNOLOGIES LLC

By:	/s/ Naftali Mizrachi
Its:	Manager

KLIP XTREME LLC

By:	/s/ Naftali Mizrachi
Its:	Manager

Schedule 1.1

Percentages and Allocations

Revolving Credit Facility

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS
Comerica Bank	100%	$25,000,000
TOTALS	100%	$25,000,000

SCHEDULE 8.16

EXISTING DEBT OF AFFILIATE GUARANTOR

March 28, 2011

Software Brokers of America, Inc.

9835 NW 14th Street

Miami, Florida 33172

Re:	Revolving Credit Agreement dated as of December 22, 2009, as previously amended (“Agreement”) by and among the financial institutions signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, and Software Brokers of America, Inc. (“Borrower”).

Gentlemen:

Borrower has informed Agent and Comerica Bank, the sole Lender under the Agreement, that it failed to comply with the provisions of Section 7.9(a) of the Agreement as of December 31, 2010, failed to comply with the provisions of Section 7.9(b) of the Agreement as of December 31, 2010 and failed to comply with the provisions of Section 7.9(c) of the Agreement as of December 31, 2010 (“12/31/10 Covenant Violations”) giving rise to Events of Default under Section 9.1(c) of the Agreement. Comerica Bank, being the sole Lender under the Agreement, waives the any Events of Default that exist under the Agreement as a result of the 12/31/10 Covenant Violations.

In connection with its recent consideration of the Borrower’s request for a waiver of the 12/31/10 Covenant Violations, it has come to Comerica Bank’s attention that Borrower may have failed to comply with the provisions of Section 7.9(b) of the Agreement as of June 30, 2010 (“6/30/10 Potential Covenant Violation”). The 6/30/10 Potential Covenant Violation may be as a result of an inadvertent mis-interpretation or mis-calculation of the Consolidated Fixed Charge Coverage Ratio by Borrower and Comerica Bank. To the extent that the 6/30/10 Potential Covenant Violation may give rise to an Event of Default under the Agreement, Comerica Bank, waives any Events of Default that may exist under the Agreement as a result of the 6/30/10 Potential Covenant Violation.

The above waivers shall not be deemed to amend or alter in any respect the terms and conditions of the Agreement or any of the other Loan Documents, or to constitute a waiver or release by any of the Lenders of any right, remedy or Event of Default under the Agreement or any of the other Loan Documents, except to the extent expressly set forth above, Furthermore, the above waivers shall not affect in any manner whatsoever any rights or remedies of any of the Lenders with respect to any other non-compliance by the Borrower with the Agreement or the other Loan Documents whether in the nature of an Event of Default or otherwise, and whether now in existence or subsequently arising.

Except as specifically defined to the contrary herein, capitalized terms used in this letter shall have the meanings given them in the Agreement.

Very truly yours

COMERICA BANK

By:	/s/ Justin R. Milligan
Justin R. Milligan
Its:	Vice President